CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B and Class C Shares, in the Class R Shares, and in the Class Y Shares Prospectuses and "Independent Auditors" and "Financial Statements" in the Pioneer Emerging Markets Funds' Class A, Class B, Class C, Class R and Class Y Shares Statement of Additional Information, and to the incorporation by reference of our report, dated December 31, 2003, on the financial statements and financial highlights of Pioneer Emerging Markets Fund in the Annual Report to the Shareowners for the year ended November 30, 2003, in Post-Effective Amendment Number 17 to the Registration Statement (Form N-1A, 1933 Act File No. 33-76894).


                                                           /s/ Ernst & Yound LLP

Boston, Massachusetts
March 29, 2004